TRADITIONAL INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

ARTICLE I

1.01	Purpose of the Endorsement: The purpose of this Endorsement, which is attached to and made a part of the annuity Contract issued by the Issuer, is to qualify the Contract as an individual retirement annuity (IRA) under Code Section 408(b) to provide for the IRA Owner's retirement and for the support of his or her Beneficiary(ies) after death. The Contract is established for the exclusive benefit of the IRA Owner and his or her Beneficiary(ies). If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a Designated Beneficiary of a deceased individual, references in this document to the "IRA Owner" are to the deceased individual. If any provisions of the Contract conflict with this Endorsement, the provisions of this Endorsement will apply.

1.02	Ownership Provisions: The IRA Owner's interest in the Contract is nonforfeitable and nontransferable, and the IRA Owner may exercise all rights under the Contract during his or her lifetime. In addition, the Contract may not be sold, assigned, discounted, or pledged as collateral or as security for the performance of an obligation or for any other purpose.

1.03	For More Information: To obtain more information concerning the rules governing this Endorsement, contact the Issuer listed on the Application.

ARTICLE II - DEFINITIONS

The following words and phrases, when used in this Endorsement with initial capital letters, shall, for the purpose of this Endorsement, have the meanings set forth below unless the context indicates that other meanings are intended.

2.01	Application: Means the application(s), supplemental applications, questionnaires, or other information submitted in connection with the application process for the Contract and this Endorsement

2.02	Beneficiary: Means the person(s) or entity(ies) entitled to receive any death benefit or any remaining IRA benefits upon the death of the IRA Owner.

2.03	Code: Means the Internal Revenue Code of 1986, as amended from time to time.

2.04	Contract: Means the annuity contract used in conjunction with this Endorsement

2.05	Designated Beneficiary: Means the Beneficiary named as of the date of the IRA Owner's death who remains a Beneficiary as of September 30 of the year following the year of the IRA Owner's death.

2.06	Endorsement: Means this IRA Endorsement

2.07	IRA: Means a Traditional IRA as defined in Code Section 408(b) unless otherwise indicated.

2.08	IRA Owner: Means the individual identified in the Contract who may exercise the rights; provided by the Contract and who participates in this IRA

2.09	Issuer: Means Modern Woodmen of America

2.10	Premium: Means any payments made to the IRA

2.11	Regulations: Means the Treasury regulations.

2.12	Roth IRA: Means an IRA as defined in Code Sections 408A and 408(b).

2.13	SIMPLE IRA: Means an IRA which satisfies the requirements of Code Sections 408(b) and 408(p).

ARTICLE III- PREMIUM PAYMENTS

3.01	Maximum Permissible Premiums. The Issuer may accept Premiums on behalf of the IRA Owner for a tax year of the IRA Owner.

A	Regular Premiums. Except in the case of a rollover Premium (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), and 457(e)(16)) or a Premium made in accordance with the terms of a simplified employee pension (SEP) plan as described in Code Section 408(k), no Premiums will be accepted unless they are in cash, and the total of such Premiums shall not exceed the lesser of 100 percent of the IRA Owner's compensation, or $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the Premium limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

If the IRA Owner makes regular Premiums to both Traditional and Roth IRAs for a taxable year, the maximum regular Premium that can be made to all the IRA Owner's Traditional IRAs for that taxable year is reduced by the regular Premiums made to the IRA Owner's Roth IRAs for the taxable year.

B.	Catch-Up Premiums. In the case of an IRA Owner who is age 50 or older by the close of the taxable year, the annual Premium limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

C.	Additional Premiums. In addition to the amounts described in Sections 3.0l(A) and (B) of this Endorsement, an IRA Owner may make additional Premiums specifically authorized by statute such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster, and certain amounts received in connection with the Exxon Valdez litigation.

D.	Employees of Certain Bankrupt Employers. In addition to the amounts described in Section 3.0l(A) and (C) of this Endorsement, an IRA Owner who was a participant in a Code Section 401(k) plan of a certain employer in bankruptcy described in Code Section 219(b)(5)(C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An IRA Owner who makes Premiums under this section may not also make catch-up Premiums.

E.	SIMPLE IRA. No Premiums will be accepted under a SIMPLE IRA plan established by an employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to Premiums made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the employee first participated in that employer's SIMPLE IRA plan.

F.	Inherited IRA. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C), no Premiums will be accepted.

3.02	Excess Premium. Any refund of Premiums (other than those attributable to excess Premiums) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Premiums or the purchase of additional benefits.

3.03	Contract Requirements. If Premiums are interrupted, the Contract will be reinstated at any date prior to maturity upon payment of a Premium other than a rollover or transfer Premium, to the Issuer, and the minimum Premium amount for reinstatement shall be $25 (not to exceed $50). However, the Issuer may, at its option, either accept additional future Premiums or terminate the Contract by payment in cash of the then present value of the paid up benefit if no Premiums have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

ARTICLE IV - DISTRIBUTION REQUIREMENTS

4.01	IRA Owner Distributions. Notwithstanding any provision of this IRA to the contrary, the distribution of the IRA Owner's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under Section 4.0l(D) of this Endorsement) must satisfy the requirements of Code Section 408(a)(6) and the Regulations thereunder, rather than Section 4.01 (A), (B), and (C) and Section 4.02 of this Endorsement.

A. The entire interest of the IRA Owner for whose benefit the IRA is maintained will commence to be distributed no later than the first day of April following the calendar year in which such IRA Owner attains age 70½ (the "required beginning date") over

1.	the IRA Owner's life or the lives of such IRA Owner and his or her Designated Beneficiary(ies), or

2.	a period certain not extending beyond the IRA Owner's life expectancy or the joint and last survivor expectancy of such IRA Owner and his or her Designated Beneficiary(ies).

Distributions must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and-4 of Regulations Section 1.401(a)(9)-6. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of 1.401(a)(9)-6. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C), this paragraph and Section 4.0l(B) and (C) of this Endorsement do not apply.

B.	The distribution periods described in Section 4.0l(A) of this Endorsement cannot exceed the periods specified in Regulations Section 1.401(a)(9)-6.

IRA Endorsement (11/2010)	Page 1 of 2	©2018 Ascensus, LLC

C.	The first required distribution can be made as late as the required beginning date and must be the distribution that is required for one payment interval. The second distribution need not be made until the end of the next payment interval.

D.	The "interest" in the IRA for purposes of this Section is the prior December 31 balance adjusted to include the amount of any outstanding rollovers, transfers, and recharacterizations under Q&As-7 and -8 of Regulations Section 1.408-8 and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

E.	If the IRA Owner fails to elect a method of distribution by his or her required beginning date the Issuer shall have complete and sole discretion to do any one of the following:

•	make no distribution until the IRA Owner provides a proper withdrawal request;
•	distribute the IRA Owner's entire interest in a single sum payment;
•	distribute the IRA Owner's entire interest over a period certain not extending beyond the IRA Owner's life expectancy or the life expectancy of the IRA Owner and his or her Beneficiary; or
•	annuitize the IRA within the parameters described in this Section.

The Issuer will not be liable for any penalties or taxes related to the IRA Owner's failure to take a required minimum distribution.

4.02	Beneficiary Rights. If the IRA Owner dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows.

A	Death on or After Required Beginning Date. If the IRA Owner dies on or after required distributions commence, the remaining portion of such IRA Owner's interest will continue to be distributed under the Contract option chosen.

B.	Death Before Required Beginning Date. If the IRA Owner dies before required distributions commence, such IRA Owner's entire interest will be distributed at least as rapidly as follows.

1.	If the Designated Beneficiary is someone other than the IRA Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the IRA Owner's death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the IRA Owner's death, or, if elected, in accordance with Section 4.02(B)(3) of this Endorsement If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) established for the benefit of a nonspouse Designated Beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under Code Section 402(c)(11), then, notwithstanding any election made by the deceased individual pursuant to the preceding sentence, the nonspouse Designated Beneficiary may elect to have distributions made under this Section if the transfer is made no later than the end of the year following the year of death.

2.	If the IRA Owner's sole Designated Beneficiary is the IRA Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the IRA Owner's death (or by the end of the calendar year in which the IRA Owner would have attained age 70½, if later), over such spouse's life expectancy, or, if elected, in accordance with Section 4.02(B)(3) of this Endorsement If the surviving spouse dies before required distributions are required to begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's Designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Section 4.02(B)(3) of this Endorsement. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

3.	If there is no Designated Beneficiary, or, if applicable by operation of Section 4.02(B)(1) or (B)(2) of this Endorsement, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the IRA Owner's death (or the spouse's death in the case of the surviving spouse's death before distributions are required to begin under Section 4.02(B)(2) of this Endorsement).

4.	Life expectancy is determined using the Single Life Table in Q&A- 1 of Regulations Section 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the

Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in Section 4.02(B)(1) or (2) of this Endorsement and reduced by one for each subsequent year.

C.	The "interest" in the IRA for purposes of this Section is the prior December 31 balance adjusted to include the amount of any outstanding rollovers, transfers, and recharacterizations under Q&As-7 and -8 of Regulations Section 1.408-8 and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

D.	For purposes of Sections 4.02(A) and (B) of this Endorsement, required distributions are considered to commence on the IRA Owner's required beginning date, or, if applicable, on the date distributions are required to begin to the surviving spouse under Section 4.02(B)(2) of this Endorsement. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Regulations Section 1.401(a)(9)-6, the required distributions are considered to commence on the annuity starting date.

E.	If the Designated Beneficiary is the IRA Owner's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse, who is the sole Beneficiary of the IRA, makes a Premium to the IRA or fails to take required distributions as a Beneficiary.

F.	The required minimum distributions payable to a Designated Beneficiary from this IRA may be withdrawn from another IRA the beneficiary holds from the same deceased IRA Owner in accordance with Q&A-9 of Regulations Section 1.408-8.

G.	If the Beneficiary payment election described in Section 4.02 is not made by December 31 of the year following the year the IRA Owner dies, the Issuer reserves the right to elect, in its complete and sole discretion, to do any one of the following:

▪	make no distribution until the Beneficiary(ies) provides a proper withdrawal request;
▪	distribute the entire IRA to the Beneficiary(ies) in a single sum payment; or
▪	distribute the entire remaining interest to the Beneficiary(ies) pursuant to the applicable option in Sections 4.02(A) or (B) of this Endorsement.

The Issuer will not be liable for any penalties or taxes related to the Beneficiary's failure to take a required minimum distribution.

ARTICLE V- REPORTING

The IRA Owner agrees to provide the Issuer with information necessary for the Issuer to prepare any report required under Code Section 408(i), Regulations Sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service (IRS).

The Issuer shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the IRS.

ARTICLE VI -AMENDMENTS

Any amendment made for the purpose of complying with provisions of the Code and related Regulations may be made without the consent of the IRA Owner. The IRA Owner will be deemed to have consented to any other amendment unless the IRA Owner notifies the Issuer that he or she does not consent within 30 days from the date the Issuer mails the amendment to the IRA Owner

.

ARTICLE VII - RESPONSIBILITY OF THE PARTIES

The Issuer shall not be responsible for any penalties, taxes, judgments, or expenses incurred by the IRA Owner in connection with this IRA and shall have no duty to determine whether any Premiums to or distributions from this IRA comply with the Code, Regulations, rulings, or this Endorsement.

IRA Endorsement (11/2010)	Page 2 of 2	©2018 Ascensus, LLC